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                                                                  EXHIBIT 8.1

                              [Form of Tax Opinion]

                              ________ __, 1999

Board of Directors
Security First Technologies Corporation
3390 Peachtree Road, NE
Suite 1700
Atlanta, GA  30326

Board of Directors
Edify Corporation
2840 San Tomas Expressway
Santa Clara, CA  95051

Gentlemen/Ladies:

            This opinion is being delivered to you in accordance with Section 7.1(e) of the Agreement and Plan of Merger (the "Agreement"), dated as of May 16, 1999, by and among Security First Technologies Corporation ("S1"), a Delaware corporation, Sahara Strategy Corporation ("Merger Sub"), a Delaware corporation and wholly-owned subsidiary of S1, and Edify Corporation ("Edify"), a Delaware corporation. Pursuant to the Agreement, Merger Sub will be merged with and into Edify (the "Merger").

            In connection with the preparation of this opinion, we have examined and with your consent relied upon (without any independent investigation or review thereof) the following documents (including all amendments, exhibits and schedules thereto): (1) the Agreement; (2) the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Registration Statement") and/or the Proxy Statement/Prospectus of S1 and Edify; (3) representations and certifications made to us by S1 and Edify as to matters of fact; and (4) such other instruments and documents related to the formation, organization and operation of S1, Merger Sub and Edify or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate. 1/

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1/ All capitalized terms used herein and not otherwise defined shall have the same meaning as they have in the Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").



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                            The Proposed Transaction

            Based solely upon our review of the documents set forth above, and upon such information as S1, Merger Sub and Edify have provided to us (which we have not attempted to verify in any respect), and in reliance upon such documents and information, we understand that the proposed transaction and the relevant facts with respect thereto are as follows:

            S1 is the owner of all of the outstanding stock of Merger Sub. S1 develops integrated, brandable internet applications that enable financial services companies to create their own financial portals. Merger Sub was organized solely for the purpose of accomplishing the merger described below. In addition to the Merger, S1 has entered into agreements pursuant to which a Belgian subsidiary of S1 will purchase all of the outstanding capital stock of FICS Group N.V. ("FICS"), a Belgian-based software provider.

            Edify provides enterprise self service software products that enable organizations to automate, integrate and personalize interactions with customers through multiple channels, including the internet, corporate intranets and the telephone.

            The parties believe that the combined operations of S1, Edify and FICS will (1) be well positioned to take advantage of potential growth in online financial services, (2) enhance S1's products to span the full range of a financial institution's enterprise, (3) expand delivery of S1's solutions across additional delivery channels like the internet, wireless communication devices and interactive voice response systems, (4) add sales and marketing personnel, and (5) grow S1's customer base. Thus, it is proposed that pursuant to the Agreement and the laws of the State of Delaware, Merger Sub merge with and into Edify. Merger Sub's separate corporate existence will cease and Edify will be the surviving corporation (the "Surviving Corporation"). As the Surviving Corporation, Edify will succeed to all of the assets and liabilities of Merger Sub under Delaware corporate law.






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            By virtue of the Merger, each share of Edify Common Stock issued and outstanding prior to the Effective Time will be converted into the right to receive .330969 shares of S1 Common Stock. Certificates for fractions of shares of S1 Common Stock will not be issued. In lieu of a fraction of a share of S1 Common Stock, each holder of Edify Common Stock otherwise entitled to a fraction of a share of S1 Common Stock will be entitled to receive an amount of cash equal to (i) the fraction of a share of the S1 Common Stock to which such holder would otherwise be entitled, multiplied by (ii) the actual market value of the S1 Common Stock, which will be deemed to be the average of the daily closing prices per share for S1 Common Stock for the 20 consecutive trading days on which shares of S1 Common Stock are actually traded (as reported on the Nasdaq Stock Market National Market System) ending on the third trading day preceding the Closing Date. There will be no dissenters' rights in the Merger.

                         Assumptions and Representations

            In connection with rendering this opinion, we have assumed or obtained representations (and, with your consent, are relying thereon, without any independent investigation or review thereof, although we are not aware of any material facts or circumstances contrary to or inconsistent therewith) that:

            1. All information contained in each of the documents we have examined and relied upon in connection with the preparation of this opinion is accurate and completely describes all material facts relevant to our opinion, all copies are accurate and all signatures are genuine. We have also assumed that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

            2. The Merger will be consummated in accordance with applicable state law and will qualify as a statutory merger under applicable state law.

            3. All factual representations made to us by S1 and Edify are true, correct, and complete in all material respects. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.


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            4. The Merger will be consummated in accordance with the Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); each of S1, Merger Sub and Edify will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; and the Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms.

                  Opinion - Federal Income Tax Consequences

            Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that for Federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

            In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

            1. This opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and interpretations of the foregoing as expressed in existing court decisions, administrative determinations (including the practices and procedures of the Internal Revenue Service (the "IRS") in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. An opinion of counsel merely represents counsel's best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts. There can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. S1 has not requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.

            2. This letter addresses only the specific tax opinions set forth above. This letter does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).




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            3. We express no opinion regarding, among other things, the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of Edify that may be relevant to particular classes of Edify shareholders, such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

            4. Our opinion set forth herein is based upon the description of the contemplated transactions as set forth above in the section captioned "The
Edify Transaction," the Agreement and the Proxy Statement/Prospectus. If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to any transaction other than those set forth in the section captioned "The Edify Transaction," the Agreement and the Proxy Statement/Prospectus or to any transaction whatsoever, including the Merger, if all the transactions described in the section captioned "The Edify
Transaction," the Agreement and the Proxy Statement/Prospectus are not consummated in accordance with the terms of the section captioned "The Edify Transaction," the Agreement and the Proxy Statement/Prospectus and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

            This opinion is provided to S1 and Edify only, and without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by the S1, Edify or the Edify shareholders. Notwithstanding the prior sentence, we hereby consent to the use of the opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving the consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                          Sincerely yours,